EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 7, 2025 relating to the consolidated financial statements Bridge Investment Group Holdings Inc., appearing in the Annual Report on Form 10-K of Bridge Investment Group Holdings Inc. for the year ended December 31, 2024, which is incorporated by reference from Registration Statement No. 333-286493 on Form S-4.

We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-286493 on Form S-4, which is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

September 2, 2025